                                                                      EXHIBIT 12

                                 CEPHALON, INC.
                        COMPUTATION OF RATIO OF EARNINGS
                 TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)


                                                                                                                   NINE  MONTHS
                                                                 YEAR ENDED DECEMBER 31,                        ENDED SEPTEMBER 30,
                                                -----------------------------------------------------------     -------------------
                                                1994         1995          1996          1997          1998            1999
                                                ----         ----          ----          ----          ----            ----
Fixed charges and preferred stock
dividends:
Interest expense .......................     $  1,426      $  3,112      $  2,286      $  3,201      $  1,874        $  5,803
Preferred stock dividends ..............         --            --            --            --            --             1,107
                                             --------      --------      --------      --------      --------        --------
Total fixed charges and preferred
stock dividends ........................     $  1,426      $  3,112      $  2,286      $  3,201      $  1,874        $  6,910
                                             ========      ========      ========      ========      ========        ========
Net loss ...............................      (36,065)      (33,003)      (53,285)      (60,419)      (55,407)        (45,961)
Fixed charges and preferred stock
dividends ..............................        1,426         3,112         2,286         3,201         1,874           6,910
                                             --------      --------      --------      --------      --------        --------
Deficiency of earnings to cover fixed
charges and preferred stock dividends ..     ($34,639)     ($29,891)     ($50,999)     ($57,218)     ($53,533)       ($39,051)
                                             ========      ========      ========      ========      ========        ========
Ratio of earnings to fixed charges and
preferred stock dividends (1)...........         --            --            --            --            --              --



(1) For the fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998 and for the nine months ended September 30, 1999, earnings were insufficient to cover fixed charges. There were no preferred stock dividends declared or paid by the Company during any of the fiscal years in the five year period ended December 31, 1998. For these reasons, no ratios are provided.